Exhibit 99

[logo]   National-Standard

Niles, Michigan 49120 616/683-8100

[NEWS RELEASE]


Niles, Michigan
Corporate Headquarters

For Additional Iformation
Contact W. D. Grafer

                                             For Immediate Release
                                             April 24, 1998

                NATIONAL-STANDARD REPORTS SECOND QUARTER RESULTS

National-Standard Company announced sales for the second quarter ended March 31, 1998 of $58.0 million, compared to $63.1 million reported for the same period last year, according to Michael B. Savitske, President and Chief Executive Officer. The decrease was due in part to lower sales in the U.K. subsidiary, a direct result of the restructuring in the U.K. during Fiscal 1997. In North America, sales declined in the air bag inflator filtration products and rubber reinforcement products segments. The decline in air bag products follows the decision to limit the sale of certain lower margin wire cloth products. The decline in rubber reinforcement is due primarily to lower selling prices. These declines, however, were partially offset by a 5 percent increase in weld wire sales over the same period last year.

Net income for the second quarter was $.1 million, or 2 cents per share, versus a net loss of $10.7 million, or $2.03 per share, for the same period last year. Last year's second quarter loss includes a $9.9 million charge for restructuring the Company's operations in the United Kingdom. The restructuring continues to have a positive impact on 1998 results. Operating profit in the U.K. continues to improve over last year on significantly lower sales. Continued improvement is expected for the remainder of the year.

For the first six months of 1998, sales were $114.9 million with a net income of $.3 million, or $.06 per share, compared to sales of $123.0 million with a net loss of $10.0 million, or $1.88 per share, in the year earlier period.

"The second quarter was marked by continued success in our QS-9000 registration activities and significant progress in implementing constraint management and team training, all of which are critical for continuous improvement in our performance," said Michael B. Savitske, President and Chief Executive Officer. "The new air bag materials facility in Peterlee, England shipped its first production quantities in March. Sales from this facility are expected to be $3.0 million for our fiscal year. Also, our modernization and capacity addition activities are progressing well. The first phase of new machinery installation began in the second quarter. Additional equipment will be delivered over the summer.

"While the UK restructuring has had a positive impact on the UK net income, results have been adversely affected by lower sales prices as a direct result of the continued strength of the pound sterling. We do expect full year operating results for the unit to be considerably better than last year.

"Domestically, our focus remains on achieving QS-9000 registration for all facilities, continuing to manage manufacturing constraints to generate the capacity needed to meet the growth in weld wire, and continuous improvement in both manufacturing costs and product quality. Weld wire sales were down a bit early in the second quarter. We achieved our lead time reduction objectives as manufacturing throughput increased as a result of constraint management and capacity increases. As a result, our customers were able to adjust their ordering patterns and reduce inventory. The second quarter ended very strong as additional sales growth was made possible by capacity increases. Year-to- date weld wire sales are nine percent above last year."

Founded in 1907, National-Standard is a Niles, Michigan based firm with annual sales of approximately $250 million. In ten operating facilities throughout the world, the Company manufactures and distributes a broad range of wire and wire-related products, including tire bead wire and welding wire, in addition to wire cloth and fabricated filters for the automotive air bag industry.

This press release may contain forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Cautionary statements accompanying these forward-looking statements are set forth, along with this release, in a Form 8-K filed with the Securities and Exchange Commission.

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Financial Highlights
National-Standard Company and Subsidiaries
($000 except per share amounts)



   For three months ended March 31:            1998          1997
   Net Sales                                $ 57,959      $ 63,127
   Operating Income/(Loss)                       954        (9,397)
   Net Income/(Loss)                             127       (10,687)
   Income/(Loss) Per Share                       .02         (2.03)*
   Average Shares Outstanding              5,233,542     5,272,000

   For six months ended March 31               1998          1997
   Net Sales                                $114,900      $123,001
   Operating Income/(Loss)                     1,879        (7,752)
   Net Income/(Loss)                             333        (9,950)
   Income/(Loss) per Share                       .06         (1.88)*
   Average Shares Outstanding              5,231,066     5,291,854






* The three- and six-month periods ended March 1997 per share data of $(2.03) and $(1.88) respectively, includes $(1.87) per share and $(1.86) per share related to the restructuring charge.

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